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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectuses constituting part of this Post-Effective Amendment No.3 to the Registration Statement of Separate Account SPVL of First Allmerica Financial Life Insurance Company on Form S-6 of our report dated February 15, 2002, relating to the financial statements of First Allmerica Financial Life Insurance Company, and our report dated March 28, 2002, relating to the financial statements of Separate Account SPVL of First Allmerica Financial Life Insurance Company, both of which appear in such Prospectuses. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectuses.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 24, 2002